Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Navidea Biopharmaceuticals, Inc. on Form S-8 of our report dated March 28, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Navidea Biopharmaceuticals, Inc. as of December 31, 2021 and 2020 and for each of the years then ended appearing in the Annual Report on Form 10-K of Navidea Pharmaceuticals, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Hartford, CT

December 22, 2022